GRANITE RIDGE RESOURCES, INC. INSIDER TRADING POLICY (Adopted as of August 9, 2023) This Insider Trading Policy (this “Policy”) provides guidelines to directors, officers, employees, and consultants of Granite Ridge Resources, Inc. (the “Company”), with respect to transactions in the Company’s securities (including its common stock as well as options to buy or sell Company securities, warrants, and convertible securities) and derivative securities relating to the Company’s securities, whether or not issued by the Company (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws. This Policy applies to directors, officers, employees, and consultants of the Company (including all employees of Grey Rock Administration, LLC (“Grey Rock”) that provide services to the Company pursuant to that certain Management Services Agreement, by and between Grey Rock and the Company (the “Grey Rock Employees”)) who receive or are aware of Material, Non-Public Information (as defined below) regarding (1) the Company and (2) any other company with publicly-traded securities, including the Company’s customers, joint-venture or strategic partners, vendors, and suppliers (“business partners”), obtained in the course of employment by, or in association or consultation with, the Company. This Policy also applies to any person who receives Material, Non- Public Information from an insider. The people to whom this Policy applies are referred to in this Policy as “insiders.” All insiders must comply strictly with this Policy. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law. You should read this Policy carefully, ask the Company’s Corporate Secretary or such other officer designated by the Board to oversee this Policy (as applicable, the “Compliance Officer”) any questions regarding this Policy, and promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to: Granite Ridge Resources, Inc. 5217 McKinney Avenue, Suite 400 Dallas, Texas 75205 Attention: Compliance Officer The Company’s Compliance Officer is responsible for ensuring that all of the Company’s directors, officers, other employees, and Grey Rock Employees promptly sign and return the attached certification acknowledging receipt of this Policy. Exhibit 19.1

2 I. Definitions and Explanations A. Material, Non-Public Information 1. What Information is “Material”? It is not possible to define all categories of Material information. However, information should be regarded as Material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Information that is likely to affect the price of a company’s securities (whether positive or negative) is almost always Material. It is also important to remember that Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. While it may be difficult under this standard to determine whether particular information is Material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of Material information include: • Unpublished financial results (annual, quarterly, or otherwise); • Unpublished projections of future earnings or losses; • News of a pending or proposed merger; • News of a significant acquisition or a sale of significant assets; • News of a significant development or discovery with respect to the Company’s oil and gas assets; • Impending announcements of bankruptcy or financial liquidity problems; • Gain or loss of a substantial business partner; • Changes in the Company’s distribution or dividend policy; • Stock splits; • Changes in the Company’s or its subsidiaries’ credit ratings; • New equity or debt offerings; • Significant cybersecurity incidents;

3 • Significant developments in litigation or regulatory proceedings; and • Changes in management. The above list is for illustration purposes only. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight.1 Therefore, before engaging in any securities transaction, you should consider carefully how the Securities and Exchange Commission (“SEC”) and others might view your transaction in hindsight and with all of the facts disclosed. A good general rule of thumb: When in doubt, do not trade. 2. What Information is “Non-Public”? Information is “Non-Public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine, or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the SEC that are available on the SEC’s web site. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. Generally, one should allow two full Trading Days following publication as a reasonable waiting period before information is deemed to be public. B. Related Person “Related Person” means, with respect to the Company’s insiders: 1 Determining what is, or what may be viewed in hindsight as, material is a matter of judgment guided principally by case law (discussed immediately below), SEC enforcement actions, the definition of “material” found in Rule 405 of the Securities Act of 1933, as amended, the quantitative and qualitative analysis of materiality outlined in SEC Staff Accounting Bulletin 99: Materiality (“SAB 99”), and even line items of disclosure documents. While a court’s determination of “materiality” depends largely on facts and circumstances, case law suggests that the following are among the items a court may consider in determining whether there was a substantial likelihood that a reasonable investor would consider the information important: (a) with respect to projections, the balance between probability of the event occurring and magnitude of the event; (b) an initial numerical threshold, such as 5%, as well as the qualitative factors for materiality outlined in SAB 99; (c) a combination of the total mix of information available, actual market reaction to the information (or assumed market reaction if the information was never made public), and reactions to the information by other insiders; and (d) the timing and magnitude of a person’s trades as well as whether or not such trades were consistent with the person’s prior trading history.

4 • Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in- law) and anyone else living in the insider’s household; • Family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control; • Partnerships in which the insider is a general partner; • Trusts of which the insider is a trustee; • Estates of which the insider is an executor; and • Other equivalent legal entities that such insider controls. C. Trading Day “Trading Day” means a day on which national stock exchanges or the Over-The- Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins. II. General Policy This Policy prohibits insiders from trading or “tipping” others who may trade in the Company’s securities while aware of Material, Non-Public Information about the Company. Insiders are also prohibited from trading or tipping others who may trade in the securities of another company if they learn Material, Non-Public Information about the other company in connection with their employment by, or relationship with, the Company. These illegal activities are commonly referred to as “insider trading.” All insiders should treat Material, Non-Public Information about the Company’s business partners with the same care required with respect to Material, Non-Public Information related directly to the Company. A. Trading on Material, Non-Public Information Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company and ending at the beginning of the third Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer Material.

5 B. Tipping Others of Material, Non-Public Information No insider shall disclose or tip Material, Non-Public Information to any other person (including Related Persons) where the Material, Non-Public Information may be used by that person to his or her profit by trading in the securities of the company to which the Material, Non-Public Information relates, nor shall the insider or the Related Person make recommendations or express opinions on the basis of Material, Non-Public Information as to trading in such company’s securities. Insiders are not authorized to recommend the purchase or sale of the Company’s securities to any other person regardless of whether the insider is aware of Material, Non-Public Information. C. Confidentiality of Material, Non-Public Information Material, Non-Public Information relating to the Company or its business partners is the Company’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. If an insider receives any inquiry from outside the Company (such as a securities analyst) for information (particularly financial results and/or projections) that may be Material, Non-Public Information, the inquiry should be referred to the Company’s Compliance Officer, who is responsible for coordinating and overseeing the release of that information to the investing public, securities analysts, and others in compliance with applicable laws and regulations. D. Special and Prohibited Transactions Because the Company believes it is improper and inappropriate for its insiders to engage in short-term or speculative transactions involving certain securities, it is the Company’s policy that its insiders may not engage in any of the transactions specified below. 1. Transactions in Company Debt Securities. The Company believes that it is inappropriate for its insiders to be creditors of the Company due to actual or perceived conflicts of interest that may arise in connection therewith. Therefore, transactions in Company debt securities, whether or not those securities are convertible into Company common stock, are prohibited by this Policy. 2. Hedging Transactions and Other Transactions Involving Company Derivative Securities. Hedging or monetization transactions can permit an individual to hedge against a decline in stock price, while at the same time eliminating much of the individual’s economic interest in any rise in value of the hedged securities. Because hedging transactions can present the appearance of a bet against the Company, hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are completely prohibited, regardless of whether you are in possession of Material,

6 Non-Public Information. A “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction. Bona fide pledges of Company securities as collateral for indebtedness will not be considered hedging for purposes of this Policy. Transactions involving derivative securities, whether or not entered into for hedging or monetization purposes, may also create the appearance of impropriety in the event of any unusual activity in the underlying equity security. Transactions involving Company-based derivative securities are completely prohibited, whether or not you are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes, or similar rights whose value is derived from the value of an equity security, such as Company securities. Transactions in derivative securities include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars, and writing or buying puts or calls. Transactions in debt that may be convertible into Company securities would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, or other derivative securities granted under a Company equity incentive plan as described in more detail below under “Exempted Transactions.” 3. Purchases of Company Securities on Margin. Any of the Company’s securities purchased in the open market should be paid for in full at the time of purchase. Purchasing the Company’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is strictly prohibited by this Policy without the prior written approval of the Compliance Officer. 4. Short-Term Trading. Short-term trading of Company securities may be distracting and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, insiders who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa). 5. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, see Section V below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing

7 instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when the insider is in possession of Material, Non-Public Information. E. Exempted Transactions This Policy does not apply in the case of the following transactions, except as specifically noted: 1. Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. 2. Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock. 3. 401(k) Plan. This Policy does not apply to purchases of Company securities in any Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This Policy does apply, however, to certain elections the insider may make under a 401(k) plan, including: (a) an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

8 4. Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in any employee stock purchase plan adopted by the Company resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This Policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to the insider’s election to participate in any such plan for any enrollment period and to the insider’s sales of Company securities purchased pursuant to the plan. 5. Dividend Reinvestment Plan. This Policy does not apply to purchases of Company securities under any Company’s dividend reinvestment plan adopted by the Company resulting from the insider’s reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company securities resulting from additional contributions the insider chooses to make to a dividend reinvestment plan and to the insider’s election to participate in the plan or increase the insider’s level of participation in the plan. This Policy also applies to the insider’s sale of any Company securities purchased pursuant to the plan. 6. Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy. F. Transactions Not Involving a Purchase or Sale Bona fide gifts are not transactions subject to this Policy unless (1) the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, employee or Grey Rock Employee, or director is aware of Material, Non-Public Information or (2) the person making the gift is subject to the trading restrictions specified below under the heading “Additional Trading Guidelines and Requirements for Certain Insiders” and the sales by the recipient of the Company securities occur during a blackout period. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy. G. Post-Termination Transactions The guidelines set forth in this Section II continue to apply to transactions in the Company’s securities even after the insider has terminated employment or other service relationship with the Company as follows: if the insider is aware of

9 Material, Non-Public Information when his or her employment or service relationship with the Company or Grey Rock terminates, the insider may not trade in the Company’s securities until that information has become public or is no longer Material. H. No Hardship Waivers The guidelines set forth in this Section II may not be waived. III. Additional Trading Guidelines and Requirements for Certain Insiders A. Blackout Period and Trading Window The period beginning at the close of market on the 15th calendar day prior to the end of each fiscal quarter or year and ending after two full Trading Days following the date of public disclosure of the financial results for that fiscal quarter (“Blackout Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that certain insiders identified by the Company will, during the Blackout Period, often be aware of Material, Non- Public Information about the expected financial results for the quarter. Accordingly, all Company employees and the Grey Rock Employees are prohibited from trading during the Blackout Period. The Company will endeavor to notify employees when the Blackout Period begins. The restrictions in this Section III(A) are in addition to the general prohibitions set forth in this Policy. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires Company employees and Grey Rock Employees refrain from executing transactions involving the purchase or sale of the Company’s securities other than during the period commencing at the open of market after the expiration of two full Trading Days following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on the 15th calendar day prior to the end of each fiscal quarter or year (“Trading Window”). The safest period for trading in the Company’s securities, assuming the absence of Material, Non-Public Information, is generally the first 10 days of the Trading Window. From time to time, the Company may also prohibit employees from trading the Company’s securities because of developments known to the Company and not yet disclosed to the public. In this event, an employee may not engage in any transaction involving the purchase or sale of the Company’s securities until the information has been known publicly for at least two full Trading Days and should not disclose to others the fact of the trading suspension. It should be noted that even during the Trading Window, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been known publicly for at least two full Trading Days, whether or not the Company has

10 recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all insiders should use good judgment at all times. B. Pre-Clearance of Trades The Company has determined that all officers and directors of the Company and all Grey Rock Employees must not trade in the Company’s securities, even during a Trading Window, without first complying with the Company’s “pre-clearance” process. Each such Company officer, Company director, or Grey Rock Employee should contact the Company’s Compliance Officer prior to commencing any trade in the Company’s securities. The Compliance Officer will consult, as necessary, with senior management before clearing any proposed trade. Any proposed trade cleared by the Company’s Compliance Officer shall be reported immediately to the Company’s Chief Executive Officer. Please note that clearance of a proposed trade by the Company’s Compliance Officer does not constitute legal advice regarding or otherwise acknowledge that any insider does not possess Material, Non-Public Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non- Public Information. C. Hardship Waivers The guidelines specified in this Section III may be waived, at the discretion of the Company’s Compliance Officer, if compliance would create severe hardship or prevent an insider from complying with a court order, as in the case of a divorce settlement. Any exception approved by the Company’s Compliance Officer shall be reported immediately to the Compensation Committee of the Company’s Board of Directors (the “Board”). IV. Additional Information for Directors and Officers The Company’s directors and Section 16 officers (as defined below) are required to file Section 16 reports with the SEC when they engage in transactions in the Company’s securities. Although the Company may generally assist its directors and Section 16 officers in preparing and filing the required reports, directors and Section 16 officers retain responsibility for the reports. Directors and Section 16 officers shall also comply with the policies and procedures set forth in the Company’s Insider Trading Policy. Further, directors and Section 16 officers may be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under the federal securities laws. In general, and with certain limited exemptions, Regulation BTR prohibits any director or Section 16 officer from engaging in certain transactions involving Company securities during periods when participants are prevented from purchasing, selling, or

11 otherwise acquiring or transferring an interest in certain securities held in individual account plans. The rules encompass a variety of pension plans, including Section 401(k) plans, profit-sharing and savings plans, stock bonus plans, and money purchase pension plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or Section 16 officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and Section 16 officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy. “Section 16 officer” means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Board, or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Officers of the Company’s subsidiaries shall also be deemed officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board. V. Planned Trading Programs2 Rule 10b5-1 under the Exchange Act provides an affirmative defense to an allegation that a trade has been made on the basis of Material, Non-Public Information. Under the affirmative defense, insiders may purchase and sell securities even when aware of Material, Non-Public Information. To meet the requirements of Rule 10b5-1, each of the following elements must be satisfied. • The purchase or sale of securities was effected pursuant to a pre-existing plan; and • The insider adopted the plan while unaware of any Material, Non-Public Information. The general requirements of Rule 10b5-1 are as follows: • Without being aware of Material, Non-Public Information, the insider shall have (1) entered into a binding contract to purchase or sell the Company’s securities, (2) provided instructions to another person to execute the trade for his or her account or (3) adopted a written plan for trading the Company’s securities (each of which is referred to as a “Rule 10b5-1 Plan”). • With respect to the purchase or sale of the Company’s securities, the Rule 10b5-1 Plan either: (1) expressly specified the amount of the securities (whether a specified 2 In March of 2009 (and updated December 8, 2016), the SEC published updated Compliance & Disclosure Interpretations (“C&DIs”) regarding Rule 10b5-1. (http://www.sec.gov/divisions/corpfin/guidance/exchangeactrules-interps.htm). Such CD&Is should be referenced when implementing, modifying or terminating Rule 10b5-1 Plans.

12 number of securities or a specified dollar value of securities) to be purchased or sold on a specific date and at a specific price; (2) included a written formula or algorithm, or computer program, for determining the amount of the securities (whether a specified number of securities or a specified dollar value of securities), price and date; or (3) provided an employee or third party who is not aware of Material, Non-Public Information with discretion to purchase or sell the securities without any subsequent influence from the insider over how, when, or whether to trade. • The purchase or sale that occurred was made pursuant to a written Rule 10b5-1 Plan.3 The insider cannot deviate from the plan by altering the amount, the price, or the timing of the purchase or sale of the Company’s securities. Any deviation from, or alteration to, the specifications will render the defense unavailable. Although deviations from a Rule 10b5-1 Plan are not permissible, it is possible for an insider acting in good faith to modify the plan at a time when the insider is unaware of any Material, Non-Public Information. In such a situation, a purchase or sale that complies with the modified plan will be treated as a transaction pursuant to a new plan. However, as noted below, insiders must comply with the applicable cooling off periods between termination of a Rule 10b5-1 Plan and entry into a new Rule 10b5-1 Plan. • An insider cannot enter into a corresponding or hedging transaction, or alter an existing corresponding or hedging position, with respect to the securities to be bought or sold under the Rule 10b5-1 Plan. To help demonstrate that a Rule 10b5-1 Plan meets the good faith requirement and is not part of an insider-trading scheme, the Company has adopted the following guidelines for such plans: • Adoption. Since adopting a plan is tantamount to an investment decision, the Rule 10b5-1 Plan may be adopted only during an open Trading Window when both (1) insider purchases and sales are otherwise permitted under this Policy and (2) the insider does not possess any Material, Non-Public Information. All Rule 10b5-1 Plans must be pre-cleared in writing in advance of adoption by the Compliance Officer or the Board of Directors and prompt disclosure regarding the plan’s adoption may be made through a press release or Current Report on Form 8-K. If required by SEC rule or other applicable law, the insider will furnish a written certification regarding its compliance with Rule 10b5-1 at the time of adoption of a plan. Insiders are not permitted to have multiple Rule 10b5-1 Plans in operation. Further, the Rule 10b5-1 Plan should be designed such that it (1) causes a number of smaller sales over a period of time versus a large number of sales over a short period of time and (2) is consistent with the insider’s prior trading history to 3 Insiders filing Form 4 disclosures for trades under a 10b5-1 Plan are required to note that the trade was made pursuant to a Rule 10b5-1 Plan in the disclosure. While not required by law, this disclosure is recommended to avoid suspicion that a trade was executed on the basis of Material, Non-Public Information.

13 minimize the appearance of sales timed with Material, Non-Public Information. Please note that the Company retains the right to reject and not permit the adoption of a Rule 10b5-1 Plan for any reason. Further, please note that if trading in the Company’s securities is suspended for any reason, such suspension shall take effect notwithstanding the existence of a Rule 10b5-1 Plan. • Initial Trading. The longer the elapsed time between the adoption of the Rule 10b5- 1 Plan and the commencement of trading under such plan, the harder it will be for the SEC to show that the plan was based on Material, Non-Public Information. In addition, a plan that allows trading to commence shortly after the creation of the plan increases the likelihood that the SEC will find, in hindsight, that the plan was not entered into in good faith. Accordingly, for persons other than directors and Section 16 officers, trades may not be made until (1) the first day that the Trading Window opens after the announcement of the results of the quarter in which the Rule 10b5-1 Plan was adopted or (2) a waiting period of 30 days (or such longer period as may be required by SEC rule or other applicable law) has expired after adoption of the plan, whichever is later. However, for directors and Section 16 officers, trades may not be made until (1) the first day that the Trading Window opens after the announcement of the results of the quarter in which the Rule 10b5- 1 Plan was adopted or (2) a waiting period of 90 days has expired after the adoption of the plan, whichever is later. • Plan Alterations. The SEC has differentiated between plan deviations and plan modifications. Rule 10b5-1 states that the affirmative defense is not available if the insider altered or deviated from the Rule 10b5-1 Plan. On the other hand, modifications to Rule 10b5-1 Plans are permitted as long as the insider, acting in good faith, does not possess Material, Non-Public Information at the time of the modification and meets all of the elements required at the inception of the plan. Although not forbidden by Rule 10b5-1, plan modifications, even if prior to receiving Material, Non-Public Information, create the perception that the insider is manipulating the plan to benefit from Material, Non-Public Information, which jeopardizes the good faith element and the availability of the affirmative defense. The SEC has established that a plan modification or amendment to an existing Rule 10b5-1 Plan operates as an adoption of a new Rule 10b5-1 Plan, and thus necessitates a waiting period of the same duration as set forth above. Therefore, any plan modifications should, at minimum, comply with the requirements set forth above for the adoption of a new plan, including the public disclosure requirement and the requirement that trades not be made under the modified plan until (1) the first day that the Trading Window opens after the announcement of the results of the quarter in which the Rule 10b5-1 Plan was modified or (2) the applicable waiting period (as may be required by SEC rule or other applicable law has expired after modification of the plan, whichever is later. Further, the insider should avoid frequent modifications of Rule 10b5-1 Plans because this could raise concern about his or her good faith in establishing the plan. If required by SEC rule or other applicable law, the insider will furnish a written certification regarding its compliance with Rule 10b5-1 at the time of any modification of a plan.

14 • Overlapping Plans. The SEC prohibits a person having more than one Rule 10b5- 1 Plan for open market purchases or sales of the Company’s securities subject to limited exceptions for “sell to cover” transactions and certain broker-dealer transactions. However, a person may maintain two separate Rule 10b5-1 Plans at the same time, as long as trading under the later commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution. For purposes of the waiting period, the date of adoption of the later-commencing plan is deemed to be the date of termination of the earlier commencing plan. Therefore, the effective waiting period of the later-commencing plan would not begin until the earlier plan terminates. • Director and Officer Certifications. Directors and Section 16 officers must include a certification in the relevant 10b5-1 Plan certifying, at the time of adoption of a new or modified plan, that the director or Section 16 officer (1) is not aware of any Material, Non-Public Information and (2) is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Such certification shall be included in the Rule 10b5-1 Plan and not as a stand-alone statement. • Early Plan Terminations. Rule 10b5-1 does not expressly forbid the early termination of a Rule 10b5-1 Plan. However, the SEC has made clear that once a Rule 10b5-1 Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b5-1. The real danger of terminating a plan arises if the insider promptly engages in market transactions or adopts a new plan. Such behavior could arouse suspicion that the insider is modifying trading behavior in order to benefit from Material, Non-Public Information. Accordingly, it is not advisable for insiders to terminate Rule 10b5-1 Plans except in unusual circumstances. If a plan is terminated, prompt disclosure regarding such termination may be made through a press release or Current Report on Form 8-K. Furthermore, the Company requires that the insider refrain from engaging in new trades or adopting a new Rule 10b5- 1 Plan within 180 days of the termination of a prior plan. To allow insiders to terminate Rule 10b5-1 Plans and avoid problems under the federal securities laws, such plans may include the following: o a provision expressly stating that the insider reserves the right to terminate the plan under certain specified conditions (in order to demonstrate that any termination is not inconsistent with the plan’s original terms); o a provision specifying that if the insider terminates the plan and subsequently adopts a new plan, that new plan will not take effect for a period of at least 30 days after its adoption (or 90 days in the case of directors or Section 16 officers); and/or

15 o a provision automatically terminating the plan at some future date, such as a year after adoption. If an insider establishes a new Rule 10b5-1 Plan after terminating a prior plan, then all the surrounding facts and circumstances, including the period of time between the cancellation of the old plan and the creation of the new plan, are relevant to a determination of whether the insider established the new Rule 10b5-1 Plan “in good faith and not as part of a plan or scheme to evade” the prohibitions of Rule 10b5-1. • Transactions Outside the Plan. Trading securities outside of a Rule 10b5-1 Plan should be considered carefully for several reasons: (1) the Rule 10b5-1 affirmative defense will not apply to trades made outside of the plan and (2) buying or selling securities outside a Rule 10b5-1 Plan could be interpreted as a hedging transaction. Hedging transactions with respect to securities bought or sold under the Rule 10b5- 1 Plan will nullify the affirmative defense. Further, insiders should not sell securities that have been designated as Rule 10b5-1 Plan securities because any such sale may be deemed a modification of the plan. If the insider is subject to the volume limitations of Rule 144, the sale of securities outside the Rule 10b5-1 Plan could effectively reduce the number of shares that could be sold under the plan, which could be deemed an impermissible modification of the plan. Because trading securities outside of a Rule 10b5-1 Plan poses numerous risks, any such transactions must be pre-cleared in accordance with the provision set forth in Section III(B) above. • Reporting. The Company must disclose quarterly (1) whether a director or officer has adopted or terminated any Rule 10b5-1 Plan and (2) the material terms of the Rule 10b5-1 Plan (including the name and title of the director of officer; the date the plan was adopted, modified, or terminated; the plan’s duration; and the total amount of securities to be purchased or sold under the plan). VI. Size of Transaction and Reason for Transaction Do Not Matter The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have Material, Non-Public Information. The SEC aggressively investigates even small insider trading violations. VII. Potential Criminal and Civil Liability and/or Disciplinary Action A. SEC Enforcement Action The adverse consequences of insider trading violations can be staggering and currently include, without limitation, the following: 1. For individuals who trade on Material, Non-Public Information (or tip information to others):

16 • A civil penalty of up to three times the profit gained or loss avoided resulting from the violation; • A criminal fine of up to $5.0 million (no matter how small the profit); and/or • A jail term of up to 20 years. 2. For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading: • A civil penalty of up to the greater of $2.01 million or three times the profit gained or loss avoided as a result of the insider’s violation; • A criminal penalty of up to $25.0 million; and/or • The civil penalties may extend personal liability to the Company’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading. B. Disciplinary Action by the Company Persons who violate this Policy shall be subject to disciplinary action by the Company, which may include termination or other appropriate action. VIII. Administration of the Policy The Compliance Officer or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. * * * * * This document states a policy of Granite Ridge Resources, Inc. and is not intended to be regarded as the rendering of legal advice.

A-1 ANNEX A INSIDER TRADING POLICY CERTIFICATION I have read and understand the Insider Trading Policy (the “Policy”) of Granite Ridge Resources, Inc. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of the Company, one of the Company’s subsidiaries or other affiliates, or Grey Rock Administration, LLC (“Grey Rock”), my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment with the Company, any subsidiary or other affiliate to which my employment now relates or may in the future relate, or Grey Rock, as applicable. I am aware that this signed Certification will be filed with my personal records in the Company’s files or Grey Rock’s files, as applicable. ______________________________________ Signature ______________________________________ Type or Print Name ______________________________________ Date